Exhibit 99.1
McKESSON REPORTS FISCAL 2006 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $23.1 billion for the fourth quarter and revenues of $88.1 billion for full year.
•	Full-year net income of $751 million or $2.38 per diluted share.
•	Full-year net income from continuing operations of $767 million or $2.44 per diluted share, excluding net securities litigation charges of $30 million after-tax.
•	Annual cash flow from operations of $2.7 billion.
•	Fiscal 2007 Outlook: EPS of $2.55 to $2.70 per diluted share.
•	Board of Directors authorizes additional share repurchase of $500 million.
SAN FRANCISCO, May 4, 2006 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2006, were $23.1 billion. Fourth-quarter net income was $220 million and diluted earnings per share were 70 cents. Excluding a positive $5 million after-tax adjustment to the securities litigation reserve, fourth-quarter net income was $215 million and diluted earnings per share were 68 cents.
     For the full fiscal year, McKesson had revenues of $88.1 billion and net income of $751 million or $2.38 per diluted share. Full year net income from continuing operations excluding net after-tax securities litigation charges of $30 million was $767 million or $2.44 cents per diluted share.
     “Our fourth-quarter results in Pharmaceutical Solutions and Provider Technologies cap off a year in which these segments delivered consistently strong results, providing momentum into Fiscal 2007,” said John H. Hammergren, chairman and chief executive officer. “We were very pleased with our overall results for the year. The improved performances of our Pharmaceutical Solutions and Provider Technologies segments combined with the evolution of our U.S. pharmaceutical distribution business model delivered exceptionally strong operating cash flow of $2.7 billion.”

     McKesson used this cash flow for the year to continue to execute a balanced, flexible strategy of capital deployment designed to create shareholder value: $603 million of acquisitions, $958 million of share repurchases and $73 million of dividend payments. Even after securities settlement payments of $1.2 billion, including $960 million for the final payment of all amounts due under the consolidated class action settlement, the company ended the year with a cash balance of $2.1 billion.
     During the fourth quarter, McKesson repurchased $379 million of stock, substantially completing previously authorized repurchase programs. At its most recent meeting, the Board of Directors authorized an additional $500 million share repurchase program.
     “The improving performances of our Pharmaceutical Solutions and Provider Technologies segments combined with our strong balance sheet and solid cash flow should enable McKesson to continue a flexible and opportunistic strategy for further shareholder value creation,” Hammergren said.
Segment Results
     Pharmaceutical Solutions revenues were up 13% for the fourth quarter and 10% for the year, reflecting primarily the second-quarter acquisition of D&K Healthcare Resources and growth among existing customers. For the quarter, Canadian revenues increased 10%, including a positive currency impact of 4%, and for the full year, increased 13%, including a positive currency impact of 7%.
     Sales growth for McKesson’s proprietary OneStop generics program for retail pharmacy once again exceeded the growth rate for branded pharmaceuticals, and was up 20% in the quarter and 23% for the year.

     Pharmaceutical Solutions gross profit was flat in the fourth quarter compared to a year ago, but was up 14% for the full year. The increase for the year reflects strong revenue growth, new agreements with pharmaceutical manufacturers, an increased mix of higher-margin generic products and stabilization of sell margin to customers. The quarter’s results reflect the agreements with manufacturers which reduce but do not eliminate seasonality of compensation, and a lower LIFO credit compared to a year ago. Operating profit decreased 10% in the fourth quarter, but for the year was up 13%.
     “We continue to make progress expanding operating margin rate for Pharmaceutical Solutions,” Hammergren said. “Operating profit margin rate was 1.45% for Fiscal 2006 compared to 1.41% for the prior year.”
     The growth rate of pharmaceutical distribution revenue has slowed in both the United States and Canada, in large part due to the increasing number of significant drugs losing patent protection and becoming generic, which has a positive impact on operating margin rate and operating profit. “With a projected $20 billion of branded drugs facing patent challenges and/or patent expirations in the United States in 2006, the trend of increasing profit contribution from our domestic generics business should continue to have a positive impact on future segment margin rates and earnings,” Hammergren said.
     Medical-Surgical Solutions revenues were up 5% in the fourth quarter and 7% for the full year, driven by strong growth among alternate site customers. Operating profit in the quarter was down 68%, to $10 million, and for the full year was down 31%, to $70 million, including a $15 million pre-tax charge in the third quarter to expense pre-payments associated with a software product licensed from a third party. Operating profit for the quarter and year was impacted in part by continuing pressure on gross margins, especially in acute care.

     In Provider Technologies, revenues were up 17% for the quarter and 18% for the full year. Software and software systems revenues increased 30% for the quarter and 31% for the full year, driven by continued strong demand for clinical software, imaging solutions and automation systems, and increased implementations. Operating profit in the fourth quarter was $48 million, up 4% compared to an exceptionally strong fourth quarter a year ago. Operating profit in the quarter was impacted by a higher deferral rate of software bookings compared to a year ago, and by increased investments in product development, sales and marketing to drive future growth. Operating profit was up 34% for the full year, to $143 million. Operating margin rate was 11.14% for the quarter and 9.27% for the year.
     “We are benefiting from our previous significant investments in product development, customer service and support, and continue to invest heavily to take advantage of our market momentum” Hammergren said. “McKesson’s innovation and product leadership are driving increased sales activity, both inside and outside our customer base. As a result, we recently implemented a restructuring designed to further accelerate product innovation and deliver greater efficiencies. The savings from this restructuring will enable us to expand our market presence by the addition of almost 100 new sales representatives. We are also pleased with our expanding business in Europe. Given the sustained demand we are seeing for healthcare information technology solutions, the market’s positive response to our offering, and our commitment to product innovation, customer quality and organizational efficiencies, we expect to see strong revenue growth in this segment, and continued long-term margin expansion.”
Fiscal Year 2007 Outlook
     “Based on our operating progress and strategic investments over the past six years, McKesson enters Fiscal 2007 well-positioned in large and growing markets for healthcare services and technology,” Hammergren continued.

     “We are the #1 pharmaceutical distributor in the United States and Canada. We are the largest distributor of generics in North America, at a time when the availability and consumption of these drugs is projected to increase significantly, and we plan to focus on expanding sales to existing wholesale distribution customers. Our business providing software and disease management services to payors is poised for significant growth.”
     “We are well-positioned in the attractive alternate site medical-surgical market.”
     “Demand for software and automation solutions across healthcare remains strong. McKesson has a large installed base of hospital customers and a well-regarded product offering for both acute care and ambulatory care.”
     “Based on this positive momentum, for the fiscal year ending March 31, 2007, McKesson expects to earn between $2.55 and $2.70 per fully diluted share. A strong balance sheet and operating cash flow which is expected to be in excess of $1 billion provide additional resources to further the creation of additional shareholder value,” Hammergren concluded.
Key Assumptions for Fiscal Year 2007 Outlook
     The Fiscal 2007 outlook is based on the key assumptions provided below and is also subject to the Risk Factors provided below in this press release.
•          Pharmaceutical Solutions revenue growth should be at market revenue growth, adjusted for customer mix and our termination of a logistics arrangement with Oncology Therapeutics Network due to its low profitability. This business had annual revenues of about $3 billion.
•          Although new agreements with pharmaceutical manufacturers provide a higher level of predictability for compensation, a seasonal pattern of earnings is expected to continue. Anti-trust settlements are expected to be significantly less than the $95 million received in Fiscal 2006.

•          In response to new accounting requirements for expensing equity-based compensation and evolving corporate compensation practices, McKesson restructured its equity compensation plans by changing the relative grant mix and structure of stock options, restricted shares, long-term incentive cash compensation and employee stock purchase plan. The equity-based compensation expense associated with the new mix of incentives is expected to be between 8 and 10 cents per diluted share in Fiscal 2007. This expense will be allocated to segments according to employee participation and will have a more significant impact on Provider Technologies operating profit.
•          The guidance range assumes a tax rate of 35%.
•          Capital expenditures and capitalized software should be between $325 million and $350 million.
•          The guidance range assumes continued share repurchases to offset stock option exercises over time. Shares used in the calculation of earnings per share dilution are expected to average 310 million for the year, but will begin at 316 million and decline over the course of the year.
•          The guidance range does not include any potential securities litigation reserve adjustments or impacts from any potential acquisitions, divestitures or restructurings not previously announced.
Fourth Quarter and Full Year Corporate Highlights
     The quarter and year included the following major highlights:
•          On April 26, the Board of Directors authorized an additional repurchase from time to time of up to $500 million of the company’s shares of common stock in open market or private transactions.

•          Following its acquisition of D&K Healthcare Services in August 2005, McKesson closed four distribution centers and successfully converted the 1,000 customers from these locations to other distribution centers. During the first quarter of Fiscal 2007, McKesson will complete the integration process by converting the three remaining D&K DCs comprising an additional 1,300 customers to McKesson systems, and closing two additional facilities.
•          McKesson recently launched OneStop Generics Connect, a teleservices-based business that uses a team of specialists to provide generics management support to our independent and small-chain customers. To date, more than 1,000 McKesson customers are involved in the program, with our remaining customer base being rolled-out by fall 2006.
•          McKesson’s disease management business provides chronic care support and guidance to 1.5 million Americans through contracts with nine state Medicaid programs and one Medicare chronic care improvement program. During Fiscal 2006, McKesson renewed or extended four state programs, signed a new program with the state of Pennsylvania and implemented its Medicare program in the state of Mississippi with a 75% enrollment rate.
•          During Fiscal 2006, McKesson Provider Technologies implemented more than 1,000 “go-lives,” including the 100th Horizon Care Record site. Sixty-two sites went live on Horizon Expert Documentation, twice that of fiscal 2005. Currently, more than 500,000 registered nurses rely on a McKesson solution to deliver safe care, and 72 million medications annually are administered using a McKesson bar-code scanning solution.

•          On March 31, McKesson France signed a contract to provide electronic health records, Horizon Physician Portal and Horizon Medical Imaging to Clermont Ferrand University Hospital, one of the largest hospitals in France. This contract followed the successful go-live and system acceptance by the first of nine French Army Hospitals that are currently on track to deploy McKesson solutions including a full electronic patient record and the French version of the Horizon Physician Portal.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP) and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY06	FY05	Chg.	FY06	FY05	Chg.

Revenues	$23,057	$20,507	12%	$88,050	$80,120	10%

Cost of sales	21,997	19,473	13	84,188	76,670	10

Gross profit	1,060	1,034	3	3,862	3,450	12

Operating expenses	736	650	13	2,703	2,445	11
Securities Litigation charges (credit)	(8)	—	—	45	1,200	(96)

Total operating expenses	728	650	12	2,748	3,645	(25)

Operating income (loss)	332	384	(14)	1,114	(195)	—

Interest expense	(24)	(28)	(14)	(94)	(118)	(20)

Other income, net	41	22	86	138	68	103

Income (loss) from continuing operations before income taxes	349	378	(8)	1,158	(245)	—

Income taxes	(129)	(120)	8	(421)	85	—

Income (loss) from continuing operations	220	258	(15)	737	(160)	—

Discontinued operation, net	—	1	(100)	14	3	367

Net income (loss)	$220	$259	(15)	$751	$(157)	—

Earnings (loss) per common share(1) (2) (3)
Diluted
Continuing operations	$0.70	$0.85	(18)%	$2.34	$(0.54)	—%
Discontinued operation	—	—	—	0.04	0.01	300

Total	$0.70	$0.85	(18)	$2.38	$(0.53)	—

Basic
Continuing operations	$0.72	$0.87	(17)%	$2.42	$(0.54)	—%
Discontinued operation	—	—	—	0.04	0.01	300

Total	$0.72	$0.87	(17)	$2.46	$(0.53)	—

Weighted average shares outstanding
Diluted	314	305	3%	316	294	7%
Basic	305	296	3%	306	294	4%

(1)	Certain computations may reflect rounding adjustments.

(2)	For purposes of calculating diluted earnings per share, interest expense, net of related income taxes, of $2 million was added to net income for the quarter ended March 31, 2005 and $1 million was added to net income for the twelve months ended March 31, 2006. These adjustments reflect the impact of the Company’s dilutive obligations. For the twelve months ended March 31, 2005, potentially dilutive securities were excluded from the per share dilutive computation due to their antidilutive effect.

(3)	Diluted earnings per share, excluding the Securities Litigation charges (credit), is as follows:

	Quarter Ended March 31,			Year Ended March 31,
	FY06	FY05	Chg.	FY06	FY05	Chg.
Net income (loss) — as reported	$220	$259	(15)%	$751	$(157)	—%

Exclude: Securities Litigation charges (credit)	(8)	—	—	45	1,200	(96)
Estimated income tax expense (benefit)	3	—	—	(15)	(390)	(96)

	(5)	—	—	30	810	(96)

Net income, excluding Securities Litigation charges (credit) (a)	$215	$259	(17)%	$781	$653	20%

Diluted earnings per common share, excluding Securities Litigation charges (credit) (a)(b)	$0.68	$0.85	(20)%	$2.48	$2.19	13%

Shares on which diluted earnings per share were based	314	305	3	316	301	5

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide the most relevant benchmarks of core operating performance.

(b)	For purposes of calculating diluted earnings per share, interest expense, net of related taxes, of $2 million, $1 million and $6 million were added to net income, excluding the Securities Litigation charges, for the quarter ended March 31, 2005 and the twelve months ended March 31, 2006 and 2005. This adjustment reflects the impact of the Company’s potentially dilutive obligations. Certain computations may reflect rounding adjustments.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	FY06	FY05	Chg.		FY06	FY05	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$13,766	$12,215	13%		$52,037	$46,957	11%
U.S. Healthcare sales to customers’ warehouses	6,662	5,891	13		25,462	23,755	7

Subtotal	20,428	18,106	13		77,499	70,712	10
Canada distribution & services	1,426	1,296	10		5,910	5,211	13

Total Pharmaceutical Solutions	21,854	19,402	13		83,409	75,923	10

Medical-Surgical Solutions	772	738	5		3,099	2,895	7

Provider Technologies
Software & software systems	104	80	30		322	246	31
Services	287	250	15		1,069	936	14
Hardware	40	37	8		151	120	26

Total Provider Technologies	431	367	17		1,542	1,302	18

Revenues	$23,057	$20,507	12		$88,050	$80,120	10

GROSS PROFIT
Pharmaceutical Solutions	$686	$687	—		$2,490	$2,188	14
Medical-Surgical Solutions	166	171	(3)		652	654	—
Provider Technologies	208	176	18		720	608	18

Gross profit	$1,060	$1,034	3		$3,862	$3,450	12

OPERATING EXPENSES
Pharmaceutical Solutions	$346	$305	13		$1,315	$1,141	15
Medical-Surgical Solutions	157	142	11		585	556	5
Provider Technologies	164	137	20		590	514	15
Corporate	69	66	5		213	234	(9)

Subtotal	736	650	13		2,703	2,445	11
Securities Litigation charges (credit)	(8)	—	—		45	1,200	(96)

Operating expenses	$728	$650	12		$2,748	$3,645	(25)

OTHER INCOME, NET
Pharmaceutical Solutions	$11	$7	57		$36	$24	50
Medical-Surgical Solutions	1	2	(50)		3	4	(25)
Provider Technologies	4	7	(43)		13	13	—
Corporate	25	6	317		86	27	219

Other income, net	$41	$22	86		$138	$68	103

OPERATING PROFIT
Pharmaceutical Solutions	$351	$389	(10)		$1,211	$1,071	13
Medical-Surgical Solutions	10	31	(68)		70	102	(31)
Provider Technologies	48	46	4		143	107	34

Operating profit	409	466	(12)		1,424	1,280	11
Corporate	(44)	(60)	(27)		(127)	(207)	(39)
Securities Litigation (charges) credit	8	—	—		(45)	(1,200)	(96)

Income (loss) from continuing operations before interest expense and income taxes	$373	$406	(8)		$1,252	$(127)	—

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.61%	2.00%	(39	) bp	1.45%	1.41%	4	bp
Medical-Surgical Solutions	1.30%	4.20%	(290)		2.26%	3.52%	(126)
Provider Technologies	11.14%	12.53%	(139)		9.27%	8.22%	105

Return on Stockholders’ Equity (1)	13.1%	-3.0%	—

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratios include the Securities Litigation charges (credit).

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$2,142	$1,800
Restricted cash	962	—
Receivables, net	6,370	5,721
Inventories	7,260	7,495
Prepaid expenses and other	185	346

Total	16,919	15,362
Property, Plant and Equipment, net	671	616
Capitalized Software Held for Sale	139	130
Notes Receivable	83	163
Goodwill	1,718	1,439
Intangible Assets	128	90
Other Assets	1,317	975

Total Assets	$20,975	$18,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,055	$8,733
Deferred revenue	827	593
Current portion of long-term debt	26	9
Securities Litigation	1,014	1,214
Other	1,593	1,243

Total	13,515	11,792
Postretirement Obligations and Other Noncurrent Liabilities	588	506
Long-Term Debt	965	1,202
Stockholders’ Equity	5,907	5,275

Total Liabilities and Stockholders’ Equity	$20,975	$18,775

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	FY06	FY05
OPERATING ACTIVITIES
Net income (loss)	$751	$(157)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	266	249
Securities Litigation charges	45	1,200
Deferred taxes	403	(329)
Other non-cash items	12	5

Total	1,477	968

Effects of changes in:
Receivables	(525)	(323)
Inventories	578	(720)
Drafts and accounts payable	1,110	1,312
Deferred revenue	379	89
Taxes	(53)	113
Proceeds from sale of notes receivable	60	59
Securities Litigation settlement payments	(243)	—
Other	(39)	40

Total	1,267	570

Net cash provided by operating activities	2,744	1,538

INVESTING ACTIVITIES
Property acquisitions	(167)	(136)
Capitalized software expenditures	(160)	(136)
Acquisitions of businesses, less cash and cash equivalents acquired	(603)	(109)
Proceeds from sale of business	63	12
Restricted cash	(962)	—
Other	4	14

Net cash used in investing activities	(1,825)	(355)

FINANCING ACTIVITIES
Repayment of debt	(24)	(268)
Capital stock transactions:
Issuances	568	223
Share repurchases	(958)	—
ESOP notes and guarantees	12	16
Dividends paid	(73)	(70)
Other	(102)	8

Net cash used in financing activities	(577)	(91)

Net increase in cash and cash equivalents	342	1,092
Cash and cash equivalents at beginning of period	1,800	708

Cash and cash equivalents at end of period	$2,142	$1,800